News Release

For Immediate Release:	For More Information,
March 15, 2018	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Announces Cash Dividend Increase

Southern Pines, N.C. – The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend on its common stock of $0.10 per share payable on April 25, 2018 to shareholders of record as of March 30, 2018. The $0.10 dividend rate represents a 25% increase over the previous dividend rate of $0.08.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $5.5 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 105 branches in North Carolina and South Carolina. First Bank also operates two mortgage loan production offices in the central region of North Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.